Filed Under Rule 424(b)(3)
Registration Statement No. 333-46434

Pricing Supplement No. 21 Dated Monday, March 24, 2003
To Prospectus Dated November 01, 2000 And Prospectus Supplement Dated May 30, 2002

						Interest Payment Frequency		1st Interest Payment Date	1st Interest Payment Amount
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate		Maturity Date			Survivor's Option	Ranking

69334WDJ7	$8,844,000.00	100.000%	.400%	$8,808,624.00	4.600%	SEMI-ANNUAL	03/15/2005	09/15/2003	$21.47	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC, INCAPITAL, LLC
Agents: Charles Schwab & Co. Inc., Merrill Lynch & Co., Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities, Wachovia Securities, Inc

						Interest Payment Frequency		1st Interest Payment Date	1st Interest Payment Amount
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate		Maturity Date			Survivor's Option	Ranking

69334WDK4	$2,648,000.00	100.000%	1.000%	$2,621,520.00	5.800%	SEMI-ANNUAL	03/15/2008	09/15/2003	$27.07	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc., Merrill Lynch & Co., Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities, Wachovia Securities, Inc

						Interest Payment Frequency		1st Interest Payment Date	1st Interest Payment Amount
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate		Maturity Date			Survivor's Option	Ranking

69334WDL2	$2,733,000.00	100.000%	1.200%	$2,700,204.00	6.650%	SEMI-ANNUAL	03/15/2010	09/15/2003	$31.03	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 03/15/2005 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc., Merrill Lynch & Co., Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities, Wachovia Securities, Inc

The PHH Corporation InterNotes will be subject to redemption at the option of PHH Corporation, in whole on the interest payment date occurring any time on or after 03/15/2005 at a redemption price equal to 100% of the principal amount of the PHH Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

						Interest Payment Frequency		1st Interest Payment Date	1st Interest Payment Amount
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate		Maturity Date			Survivor's Option	Ranking

69334WDM0	$5,086,000.00	100.000%	2.000%	$4,984,280.00	7.750%	SEMI-ANNUAL	03/15/2018	09/15/2003	$36.17	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 03/15/2006 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc., Merrill Lynch & Co., Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities, Wachovia Securities, Inc

The PHH Corporation InterNotes will be subject to redemption at the option of PHH Corporation, in whole on the interest payment date occurring any time on or after 03/15/2006 at a redemption price equal to 100% of the principal amount of the PHH Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

PHH Corporation 1 Campus Drive Parsippany, NJ 07054-0642
Trade Date: Monday, March 24, 2003 @12:00 PM ET
Settle Date: Thursday, March 27, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
	DTC Number 0262 via BNY Clearing Services, LLC	PHH Corporation $500,000,000 PHH Corporation InterNotes

If the maturity date or an interest payment date for any note is not a business day (as term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.